CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of Dreyfus/Standish Global Fixed Income Fund, a portfolio of Dreyfus Investment Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

November 19, 2009